Exhibit 10.3

SECURITY AGREEMENT

This Security Agreement (this “Agreement”) is entered into as of October 31, 2009, by and between, on the one hand, Silicon Valley Bank (“Bank”) and, on the other hand Netlist Technology Texas LP, a Texas limited partnership (“Debtor”).

RECITALS

NETLIST, INC., a Delaware corporation (“Borrower”) and Bank are parties to that certain Loan and Security Agreement, dated as of an Effective Date on or about the date hereof (as amended, restated supplemented, or otherwise modified from time to time, the “Loan Agreement”), pursuant to which Bank has agreed to make certain advances of money and to extend certain financial accommodations (collectively, the “Loans”), subject to the terms and conditions set forth therein.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

In consideration of the agreement of Bank to make the Loans to Borrower under and in accordance with the terms and conditions of the Loan Agreement, Debtor has guarantied the full payment and performance by Borrower of all of its obligations thereunder and under the other Loan Documents, all as further set forth in that certain Unconditional Continuing Guaranty of substantially even date in favor of Bank (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty”).

The Debtor Obligations (as defined below) shall be secured pursuant to and in accordance with the terms of this Agreement.

AGREEMENT

The parties agree as follows:

1.             DEFINITIONS.  Unless otherwise defined herein, capitalized terms used herein shall have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Debtor.

“Bank Expenses” means all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Bank in preparing, negotiating, administering, amending, defending, and enforcing this Agreement and the Debtor Obligations (including, without limitation, those incurred during appeals and/or Insolvency Proceedings).

“Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California.

“Collateral” means the property described in Exhibit A attached hereto.

“Debtor Obligations” are Debtor’s obligation to pay when due any debts, Bank Expenses and other amounts Debtor owes Bank now or later, whether under this Agreement, the Guaranty, the other Loan Documents, or otherwise, including, without limitation, all interest, and other amounts, accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Debtor assigned to Bank, and the performance of Debtor’s duties under the Loan Documents.

“Debtor’s Books” are all Debtor’s books and records including ledgers, federal and state tax returns, records regarding Debtor’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Default” means any event or occurrence which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Events of Default” are described in Section 6.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Insolvency Proceeding” are proceedings by or against Borrower and/or Debtor under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with either party’s creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Debtor connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Debtor’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Material Adverse Change” is described in Section 6.5.

“Permitted Liens” with respect to Debtor are:

(a)           (i) Liens existing on the Effective Date and shown on the Perfection Certificate; and (ii) Liens arising under this Agreement and the other Loan Documents;

(b)           inchoate Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Debtor maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)           purchase money Liens (including the interests of lessors under capitalized leases): (i) on Equipment acquired or held by Debtor incurred for financing the acquisition of the Equipment securing no more than $100,000 in the aggregate amount outstanding; or (ii) existing on Equipment when acquired; in each case, only if such Lien is confined to such Equipment and related improvements and the proceeds thereof;

(d)           inchoate Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(e)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(f)            leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than Intellectual Property) granted in the ordinary course of Debtor’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(g)           non-exclusive license of intellectual property granted to third parties in the ordinary course of business;

(h)           Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 6.2 and 6.7;

(i)            Liens in favor of other financial institutions (not securing indebtedness for borrowed money owing to such financial institutions) arising in connection with Debtor’s deposit and/or securities accounts permitted hereunder held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Responsible Officer” with respect to Debtor is any of Debtor’s Chief Executive Officer, President, Chief Financial Officer and Controller.

2.             CREATION OF SECURITY INTEREST

2.1           Grant of Security Interest. Debtor hereby grants Bank, to secure the payment and performance in full of all of the Debtor Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Debtor represents, warrants, and covenants that the security interests granted herein are and shall at all times continue to be first priority perfected security interests in the Collateral (subject in lien priority only to those Permitted Liens that are expressly entitled to such priority over the security interests of Bank by operation of law or by written subordination agreement duly executed and delivered by Bank in favor of the holders of such Permitted Liens). If Debtor shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Debtor of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.  Upon the occurrence and during the continuation of an Event of Default, Bank may liquidate Debtor’s Collateral and apply such funds toward repayment of the Debtor Obligations.  Such liquidation shall not be deemed a set-off.

2.2           Delivery of Additional Documentation Required.  Debtor will from time to time execute and deliver to Bank, at the request of Bank, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral.  Debtor authorizes Bank to file financing statements without notice to Debtor, in all appropriate jurisdictions, as Bank deems appropriate, to perfect or protect Bank’s interest in the Collateral of Debtor.

3.             REPRESENTATIONS AND WARRANTIES

Debtor represents and warrants as follows:

3.1           Due Organization and Qualification.  Debtor is duly existing and in good standing under the laws of its jurisdiction of formation and is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

3.2           Due Authorization; No Conflict.  The execution, delivery, and performance of this Agreement are within Debtor’s powers, have been duly authorized, and neither conflict with nor constitute a breach of any provision contained in Debtor’s formation documents or bylaws, nor will they constitute an event of default under any material agreement to which Debtor is a party or by which Debtor is bound.

3.3           No Prior Encumbrances. Debtor has good title to the Collateral, free and clear of any liens, security interests, or other encumbrances, except Permitted Liens.

3.4           Litigation. Except as disclosed to Bank in writing, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Debtor involving more than $100,000 or more in the aggregate.

3.5           Solvency.  The incurrence of Debtor’s obligations under this Agreement will not cause Debtor to (a) become insolvent; (b) be left with unreasonably small capital for any business or transaction in which Debtor is presently engaged or plans to be engaged; or (c) be unable to pay its debts as such debts mature.

3.6           Perfection Certificate.  All information set forth on the Perfection Certificate with respect to Debtor is accurate and complete with respect to Debtor.

4.             AFFIRMATIVE COVENANTS

Debtor covenants and agrees that, until the Debtor Obligations (other than inchoate indemnification obligations) are fully and finally paid and performed, Debtor shall do all of the following:

4.1           Good Standing. Maintain its legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change.

4.2           Government Compliance. Comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to cause a Material Adverse Change.

4.3           Insurance.  With respect to Debtor’s Collateral, comply with the requirements of Section 6.7 of the Loan Agreement (which Section by this reference is incorporated herein, mutatis mutandis).

4.4           Taxes.  Make timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Debtor in good faith contests its obligations by appropriate proceedings promptly and diligently instituted and conducted), and shall deliver to Bank, upon demand, appropriate certificates attesting to such payments.

4.5           Audit of Collateral. Allow Bank to audit Debtor’s Collateral at Borrower’s or Debtor’s expense, in accordance with Section 6.6 of the Loan Agreement.

4.6           Protection and Registration of Intellectual Property Rights. Debtor shall:  (a) protect, defend and maintain the validity and enforceability of its Intellectual Property; (b) promptly advise Bank in writing of known material infringements of its Intellectual Property; and (c) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Bank’s written consent. Debtor hereby represents and warrants that, as of the Effective Date, Debtor does not own any maskworks, computer software, or other copyrights of Debtor that are registered (or the subject of an application for registration) with the United States Copyright Office (collectively, the “Registered Copyrights”).  Debtor will NOT register with the United States Copyright Office (or apply for such registration of) any of Debtor’s maskworks, computer software, or other copyrights, unless Debtor: (x) provides Bank with at least fifteen (15) days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) executes and delivers a security agreement or such other documents as Bank may reasonably request to maintain the perfection and priority of Bank’s security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) records such security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office.  Debtor shall promptly provide to Bank a copy of the application(s) actually filed with the United States Copyright Office together with evidence of the recording of the security agreement necessary for Bank to maintain the perfection and priority of its security interest in the copyrights or mask works intended to be registered with the United States Copyright Office. Debtor hereby represents and warrants that, as of the Effective Date, Debtor does not own any patents and trademarks of Debtor that are registered (or the subject of an application for registration) with the United States Patent and Trademark Office. From and after the Effective Date, Debtor shall provide written notice to Bank of any application filed by Debtor in the United States Patent and Trademark Office for a patent or to register a trademark or service mark within 30 days after any such filing, and, upon the request of Bank, Debtor shall promptly execute and deliver a security agreement or such other documents as Bank may reasonably request with respect to such additional patents and/or trademarks of Debtor that are registered (or the subject of an application for registration) with the United States Patent and Trademark Office. The foregoing notwithstanding, Bank shall not acquire any interest in any intent to use a federal trademark application for a trademark, servicemark, or other mark filed on Debtor’s behalf prior to the filing under applicable law of a verified statement of use (or equivalent) for such mark that is the subject of such application.

5.             NEGATIVE COVENANTS

Debtor covenants and agrees that, until the Debtor Obligations (other than inchoate indemnification obligations) are fully and finally paid and performed, Debtor shall not do any of the following:

5.1           Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of worn out or obsolete Equipment; and (c) Transfers consisting of Permitted Liens and Permitted Investments; and (d) Transfers of non-exclusive licenses for the use of the property of Debtor in the ordinary course of business.

5.2           Encumbrances. Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Debtor’s Intellectual Property.

5.3           Change in Jurisdiction of Formation, Organizational Structure, Type.  Without at least thirty (30) days prior written notice to Bank: (1) change its jurisdiction of organization; (2) change its organizational structure or type; (3) change its legal name set forth in its articles/certificate of incorporation/formation; or (4) change its organizational number (if any) assigned by its jurisdiction of organization.

5.4           Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, except if and to the extent that a Subsidiary of Borrower is permitted to do so under Section 7.4 of the Loan Agreement.

6.             EVENTS OF DEFAULT

Any one or more of the following events shall constitute an Event of Default under this Agreement:

6.1           Payment Default; Covenant Default.

(a)           If Debtor fails to pay any Debtor Obligations within three (3) Business Days after such Debtor Obligations are due and payable; or

(b)           If Debtor fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement in the Guaranty or in Section 5 of this Agreement; or

(c)           If Debtor fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, and as to any default (other than those specified in this Section 6) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Debtor be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Debtor shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default.  Grace periods provided under this section shall not apply with respect to subsection (b) above.

6.2           Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Debtor or of any entity under the control of Debtor (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Debtor’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Debtor’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Debtor from conducting any material part of its business.

6.3           Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by Debtor pursuant to this Agreement or the Guaranty or to induce Bank to enter into this Agreement or the Guaranty.

6.4           Insolvency. (a) Debtor is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Debtor begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Debtor and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed).

6.5           Material Adverse Change.  If there is any of the following (each, a “Material Adverse Change”): (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Debtor taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Debtor Obligations.

6.6           Other Agreements. If there is, under any agreement to which Borrower or Debtor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Fifty Thousand Dollars ($50,000); or (b) any default by Borrower or Debtor, the result of which could have a material adverse effect on Borrower’s or Debtor’s business.

6.7           Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of $50,000 or more (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Debtor and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof.

6.8           Event of Default Under Loan Agreement. An “Event of Default” under the Loan Agreement has occurred and is continuing, and all applicable cure periods (if any, and without duplication) have lapsed.

7.             BANK’S RIGHTS AND REMEDIES

7.1           Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Debtor:

(a)           Exercise all rights available to it under the Code and applicable law;

(b)           Set off and apply to the obligations any and all (i) balances and deposits of Debtor held by Bank or in which Bank acts as custodian, or (ii) indebtedness at any time owing to or for the credit or the account of Debtor held by Bank; and

(c)           Sell all or any part of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Debtor’s premises) as Bank determines is commercially reasonable in accordance with the Code.

7.2           Remedies Cumulative.  Bank’s rights and remedies under the Loan Agreement and any documents related thereto, the Guaranty, and this Agreement shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Debtor’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.

7.3           Demand; Protest.  Except to the extent expressly provided for in this Agreement or the Guaranty, Debtor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Debtor may in any way be liable.

7.4           Power of Attorney. Debtor hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Debtor’s name on any checks or other forms of payment or security; (b) sign Debtor’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) make, settle, and adjust all claims under Debtor’s insurance policies; (d) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (e) transfer the Collateral into the name of Bank or a third party as the Code permits.  Debtor hereby appoints Bank as its lawful attorney-in-fact to sign Debtor’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Debtor Obligations have been fully and finally paid and performed.  Bank’s foregoing appointment as Debtor’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Debtor Obligations have been fully and finally paid and performed.

7.5           Bank Expenses.  If Debtor fails to pay any amount due hereunder or furnish any required proof of payment to third persons in connection with the Collateral, Bank may make all or part of the payment and take any action Bank deems prudent.  Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.  After the sale of any of the Collateral, Bank may deduct all reasonable legal and other expenses and attorneys’ fees for preserving, collecting, selling and delivering the Collateral and for enforcing its rights with respect to the Debtor Obligations, and shall apply the remainder of the proceeds to the Debtor Obligations in such manner as Bank in its reasonable discretion shall determine, and shall pay the balance, if any, to Debtor.

7.6           Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Debtor bears all risk of loss, damage or destruction of the Collateral.

8.             NOTICES

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement shall be in writing and shall be given in accordance with the notice provision set forth in the Guaranty.

9.             CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs this Agreement without regard to principles of conflicts of law.  Debtor and Bank submits to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on any collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Debtor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Debtor hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Debtor hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Debtor at the address for notice set forth in the Guaranty and that service so made shall be deemed completed upon the earlier to occur of Debtor’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, DEBTOR AND BANK WAIVES THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE GUARANTY, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY

AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph

10.           GENERAL PROVISIONS

10.1         Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Debtor may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s reasonable discretion.  Bank has the right, without the consent of or notice to Debtor, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

10.2         Indemnification. Debtor agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Debtor (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct. This Section 10.2 shall survive any termination of this Agreement or any other Loan Document.

10.3         Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

10.4         Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

10.5         Amendments in Writing, Integration.  All amendments to this Agreement must be in writing and executed by the parties hereto.  This Agreement and the Guaranty represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Guaranty.

10.6         Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, are one Agreement.

10.7         Survival.  All covenants, representations and warranties made in this Agreement continue in full force while any obligations remain outstanding.  The obligations of Debtor in Section 10.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

10.8         Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Debtor and Bank arising out of the Guaranty or this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled, whether or not a lawsuit is filed.

10.9         Disclosure of Information; Borrower Collateral.  Debtor acknowledges that it has, independently of and without reliance on Bank, made its own credit analysis of Borrower and the assets pledged by Borrower to Bank under the Loan Agreement, if any (the “Borrower Collateral”), performed its own legal review of this Agreement, the Guaranty, the Loan Agreement and all related documents and filings, and is not relying on Bank with respect to any of the aforesaid items.  Debtor has established adequate means of obtaining from Borrower, on a continuing basis, financial and other information pertaining to Borrower’s financial condition and the value of the Borrower Collateral and status of Bank’s lien on and in the Borrower Collateral.  Debtor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Debtor’s risks hereunder or under the Guaranty, and Debtor further agrees that Bank shall have no obligation to disclose to Debtor information or material with respect to Borrower or the Borrower Collateral acquired in the course of Bank’s relationship with Borrower.  Bank makes no representation, express or implied, with respect to the Borrower Collateral or its interest in, or the priority or perfection of its lien on and in the Borrower Collateral.  Debtor acknowledges that its obligation hereunder will not be affected by (a) Bank’s failure properly to create a lien on or in the Borrower Collateral, (b) Bank’s failure to create or maintain a priority with respect to the lien purported to be created in the Borrower Collateral, or (c) any act or omission of Bank (whether negligent or otherwise) which adversely affects the value of the Borrower Collateral or Bank’s lien thereon or the priority of such lien.

10.10       Joint and Several.  If two or more Debtors are liable under the terms hereof for the same obligation, then such liability shall be joint and several.

10.11       Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Debtor’s identity or the identity of any person associated with Debtor unless otherwise expressly permitted by this Agreement.  The provisions of this Section 10.11 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BANK:

SILICON VALLEY BANK

By:
Name:
Title:

DEBTOR:

Netlist Technology Texas LP, a Texas limited partnership

By: NETLIST, INC., its general partner

By:
Name:
Title:

EXHIBIT A

The Collateral consists of all of Debtor’s right, title and interest in and to all personal property, including without limitation the following:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Debtor’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

[end of Exhibit A]